Exhibit 10.1

PROVIDENT BANK

AMENDED AND RESTATED 1995

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INTRODUCTION

WHEREAS, Provident Bank (the “Bank”) maintains the Supplemental Executive Retirement Plan (the “1995 SERP”) for the purpose of providing benefits that “make up” for benefits that cannot be provided under the Bank’s tax qualified retirement plans due to the Applicable Limitations (as herein defined) or that are not provided under such plans due to the deferral of compensation; and

WHEREAS, the Bank desires to split the 1995 SERP into two separate plans—one named the Provident Bank Amended and Restated 1995 Supplemental Executive Retirement Plan (the “Plan”) and one named the Provident Bank 2005 Supplemental Executive Retirement Plan (the 2005 SERP”)—in connection with the enactment of section 409A of the Code; and

WHEREAS, the Plan will provide (a) the supplemental retirement or survivor benefits of the Designated Executives (as defined herein) that were “earned and vested” (within the meaning of section 409A of the Code) under the 1995 SERP on or prior to December 31, 2004, and (b) the supplemental incentive savings benefits and supplemental ESOP benefits of all participants and former participants in the 1995 SERP that were “earned and vested” under the 1995 SERP on or prior to December 31, 2004 (such benefits, together with the benefits described in the preceding clause (a), being the “Grandfathered SERP Benefits”); and

WHEREAS, the 2005 SERP will provide (a) all benefits accrued under the 1995 SERP through the day prior to the Effective Date (as defined herein), other than those provided under the Plan, and (b) all benefits accrued on and after the Effective Date to the extent provided for by the terms of the 2005 SERP;

NOW THEREFORE:

The Bank hereby sets forth below the terms of the Plan, which shall be as follows effective as of the date last written below (the “Effective Date”):

ARTICLE I

DEFINITIONS

Wherever appropriate to the purposes of the Plan, capitalized terms shall have the meanings assigned to them under the Retirement Plan, the 401(k) Plan, and the ESOP; provided, however, that the following special definitions shall apply for purposes of the Plan, unless a different meaning is clearly indicated by the context:

Section 1.1 Actuarial Equivalent means a benefit of equivalent value when computed on the basis of actuarial tables and interest rates adopted under the provisions of the Retirement Plan for use in making such computations.

Section 1.2 Applicable Limitation means any one of the following: (a) the maximum limitation on annual benefits payable by a qualified defined benefit plan under section 415(b) of the Code; (b) the maximum limitations on annual additions to a qualified defined contribution plan under section 415(c) of the Code; (c) the maximum limitation on the annual amount of compensation that may be taken into consideration for contribution and benefit purposes under section 401(a)(17) of the Code; (d) with respect to the 401(k) Plan, the limitations on salary deferrals and matching contributions under sections 401(k), 401(m) and 402(g) of the Code, and (e) with respect to the ESOP, the limitations under section 415(c)(6) with respect to allocations to highly compensated employees that apply in order to avoid taking interest contributions and forfeitures under the ESOP into consideration in applying the limitations of section 415(c)(1).

Section 1.3 Bank means Provident Bank, and any successor thereto, and any corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes Provident Bank or any trade or business (whether or not incorporated) that is under common control (as defined in section 414(c) of the Code) with Provident Bank, which, with the prior approval of the Board, and subject to such conditions as may be imposed by such Board, shall adopt this Plan.

Section 1.4 Bank Contributions means contributions by the Bank to the 401(k) Plan.

Section 1.5 Beneficiary means such person(s) as may be designated by a Participant as the Participant’s Beneficiary in accordance with such rules and procedures as may be prescribed by the Committee. If no Beneficiary has been designated, then the Beneficiary shall be the estate of the Participant.

Section 1.6 Benefit means a Supplemental Retirement Benefit, a Supplemental Incentive Savings Benefit, or a Supplemental ESOP Benefit.

Section 1.7 Board means the Board of Directors of the Bank.

Section 1.8 Code means the Internal Revenue Code of 1986, as amended from time to time.

Section 1.9 Committee means the Compensation Committee of the Board, or such other person, committee or other entity as shall be designated by or on behalf of the Board to perform duties on its behalf under the Plan.

Section 1.10 Common Stock means common stock of Provident New York Bancorp or any successor in interest.

Section 1.11 Conversion Date means the date specified by the Committee as the “Conversion Date.”

Section 1.12 Default Rate means the rate earned from time-to-time in a money market fund as designated from time-to-time by the Committee.

Section 1.13 Designated Executive means each of George Strayton and Dan Rothstein.

Section 1.14 Employee means any person, including an officer, who is employed by the Bank.

Section 1.15 ESOP means the Provident Bank Employee Stock Ownership Plan, as amended from time to time.

Section 1.16 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time (including the corresponding provisions of any succeeding law).

Section 1.17 401(k) Plan means the Provident Bank 401(k) Plan, as amended from time to time.

Section 1.18 Participant means any person who is entitled to a Grandfathered SERP Benefit (as defined in the recitals hereto).

Section 1.19 Plan means this Amended and Restated 1995 Supplemental Executive Retirement Plan, as amended from time to time.

Section 1.20 Retirement Plan means the Provident Bank Defined Benefit Pension Plan, as amended from time to time.

Section 1.21 Termination of Service means an Employee’s separation from the service with respect to the Bank, whether by resignation, discharge, death, disability, retirement or otherwise.

Section 1.22 Transition Interest Rate means the higher of (a) the five-year CD rate and (b) the Federal Funds Target Rate, in each case as published in the Wall Street Journal on the first publication date of the calendar year.

Section 1.23 Transition Participant means a Participant who is not actively employed by the Bank on or after the Conversion Date.

Section 1.24 Valuation Date means, unless otherwise determined by the Committee, the last business day of each calendar month.

Section 1.25 Eligibility. Only Participants shall be eligible to participate in this Plan.

ARTICLE II

BENEFITS TO PARTICIPANTS

Section 2.1 Supplemental Retirement Benefits.

(a) The supplemental retirement benefit under this Plan (the “Supplemental Retirement Benefit”) of a Participant who is a Designated Executive shall be an amount equal to the excess of:

(i)	the Designated Executive’s retirement or survivor benefit under the Retirement Plan (A) assuming that (i) the Designated Executive incurred a Termination of Service without cause on December 31, 2004, (ii) the Applicable Limitations did not apply, and (iii) any compensation or fees deferred by the Designated Executive as an officer or director of the Bank were counted as compensation under the Retirement Plan in the year to which the deferred compensation or fees related (but only to the extent that any such compensation or fees would have constituted “Compensation” as defined in the Retirement Plan had they not been deferred), and (B) determined in accordance with Treasury Regulations section 1.409A-6(a)(3)(i) on the basis of the benefit form with the maximum value and the earliest possible date allowed under the Retirement Plan to commence payment of benefits following the Termination of Service; over

(ii)	the Designated Executive’s actual retirement or survivor benefit under the Retirement Plan if the Designated Executive incurred a Termination of Service without cause on December 31, 2004, taking into account the Applicable Limitations and determined in accordance with Treasury Regulations section 1.409A-6(a)(3)(i) on the basis of the benefit form with the maximum value and the earliest possible date allowed under the Retirement Plan (or any other tax-qualified defined benefit plan maintained by the Bank) to commence payment of benefits following the Termination of Service;

provided, however, that, pursuant to Treasury Regulations section 1.409A-6(a)(3)(i), the present value of a Designated Executive’s Supplemental Retirement Benefit shall increase to the amount permitted thereunder using the same actuarial factors and assumptions as those used to value benefits under the Retirement Plan.

(b) The Supplemental Retirement Benefit provided for in Section 2.1(a) shall be paid at the same time, over the same period, to the same person(s) and in the same benefit form as provided under the Retirement Plan for the payment of the Participant’s retirement or survivor benefit under such Retirement Plan or as shall have been elected with respect to such benefit under the Retirement Plan.

(c) Notwithstanding the provisions of Section 2.1(b), a Designated Executive may, with the prior written consent of the Committee and upon such terms and conditions as the Committee may impose, request in writing, not later than 60 days prior to the Participant’s “Annuity Starting Date” for purposes of the Retirement Plan, that the Participant’s Supplemental Retirement Benefit be paid commencing at a different time, over a different period, in a different form, or to different persons, than the benefit to which the Participant or the Participant’s Beneficiary may be entitled under the Retirement Plan; provided, however, that in the event of any such difference, the benefit actually paid under the Section 2.1 shall be the Actuarial Equivalent of the Supplemental Retirement Benefit that would be paid in accordance with the provisions of Section 2.1(b).

Section 2.2 Supplemental Incentive Savings Benefit.

(a) A Participant’s “Supplemental Incentive Savings Benefit” shall be an amount equal to the Participant’s Grandfathered 401(k) Plan Make-Up Benefit, if any, adjusted for Deemed Earnings in accordance with Section 2.4 hereof. A Participant’s “Grandfathered 401(k) Plan Make-Up Benefit” shall be an amount equal to the product of (i) the amounts of Bank Contributions that, on or prior to December 31, 2004, could not be credited to the Participant’s account in the 401(k) Plan as a result of the application of the Applicable Limitations and computed as if any compensation or fees deferred by the Participants as an officer or director of the Bank were counted as compensation under the 401(k) Plan in the year to which the deferred compensation or fees relate (but only to the extent that any such compensation or fees would have constituted “Compensation” as defined in the 401(k) Plan had they not been deferred), and (ii) the Participant’s vested percentage under the 401(k) Plan as of December 31, 2004. For purposes of calculating a Participant’s Grandfathered 401(k) Plan Make-Up Benefit, the Participant shall be deemed to have made the maximum amount of salary deferrals under the 401(k) Plan without regard to sections 401(k), 401(m) or 402(g) of the Code.

(b) Supplemental Incentive Savings Benefits provided under Section 2.2(a) shall be paid in ten annual installments commencing on the first business day of the year following the year in which the Participant’s Termination of Service occurs. Each installment shall be an amount equal to (x) the total amount of the Participant’s accrued and then unpaid Supplemental Incentive Savings Benefit as of the applicable installment date, divided by (y) the number of installment payments remaining to be made.

(c) Notwithstanding the provisions of Section 2.2(b), a Participant may, with the prior written consent of the Committee and upon such terms and conditions as the Committee may impose, request that the Participant’s benefit under Section 2.2(a) be paid at such other time or times, and to such other person(s), as the Participant shall designate in writing to the Committee not less than 60 days prior to the Participant’s Termination of Service.

(d) In the event of the death of a Participant, the Participant’s unpaid Supplemental Incentive Savings Benefit, if any, shall be paid to the Participant’s Beneficiary at the same time and in the same amounts as they would have been paid to the Participant.

Section 2.3 Supplemental ESOP Benefits.

(a) A Participant’s “Supplemental ESOP Benefit” shall be an amount equal to the Participant’s Grandfathered ESOP Make-Up Benefit, if any, adjusted for Deemed Earnings in accordance with Section 2.4 hereof. A Participant’s “Grandfathered ESOP Make-Up Benefit” shall be an amount equal to the value of the shares of Common Stock that, on or prior to December 31, 2004, could not be credited to the Participant’s account under the ESOP as a result of the application of the Applicable Limitations.

(b) The Supplemental ESOP Benefit provided for in Section 2.3(a) shall be paid at the same time, over the same period, to the same person(s) and in the same benefit form as provided under the ESOP for the payment of the Participant’s benefit under the ESOP or as shall have been elected with respect to such benefit under the ESOP.

Section 2.4 Deemed Earnings.

(a) As of each Valuation Date, each Participant’s Supplemental Incentive Savings Plan Benefit and Supplemental ESOP Benefit shall be adjusted to reflect Deemed Earnings in accordance with this Section 2.4. “Deemed Earnings” shall mean the amount by which the Participant’s Grandfathered 401(k) Plan Make-Up Benefit and Grandfathered ESOP Make-Up Benefit, as applicable, would have increased or decreased in value assuming that the amount of such benefit (as adjusted for Deemed Earnings through the next preceding Valuation Date) had been invested in the Participant’s applicable Deemed Investment Portfolio. A Participant’s “Deemed Investment Portfolio” shall consist of such investments as may be authorized by the Committee from time to time and designated by the Participant in accordance with such rules and procedures as may be specified by the Committee from time to time. To the extent permitted by the Committee, a Participant may have different Deemed Investment Portfolios for the Participant’s Supplemental Incentive Savings Plan Benefit and Supplemental ESOP Benefit. Benefits shall be adjusted to reflect Deemed Earnings only to the extent such Benefits remain unpaid.

(b) Notwithstanding the foregoing provisions of this Section 2.4:

(i)	for periods prior to January 1, 2008, Deemed Earnings with respect to Supplemental Incentive Savings Benefits and Supplemental ESOP Benefits shall be determined by reference to the one year Treasury rate for the first auction in January of each year and calculated in the manner provided for under the 1995 SERP, as in effect from time-to-time prior to the Effective Date;

(ii)	Deemed Earnings shall be equal to the Transition Interest Rate (A) during the period from and including January 1, 2008 through the date immediately prior to the Conversion Date, and (B) for all periods on and after the Conversion Date, with respect to each Participant who is a Transition Participant; and

(iii)	Deemed Earnings shall be equal to the Default Rate during any period on or after the Conversion Date during which a Participant (other than a Transition Participant) has not validly designated a Deemed Investment Portfolio.

ARTICLE III

ADMINISTRATION

Section 3.1 Duties of the Committee.

The Committee shall have full responsibility for the management, operation, and administration of the Plan in accordance with its terms, and shall have authority to interpret the Plan in its discretion and such authority as is necessary or appropriate in carrying out its responsibilities. Actions taken by the Committee pursuant to this Section 3.1 shall be conclusive and binding upon the Bank, Participants, Beneficiaries, and other interested parties.

Section 3.2 Liabilities of Committee.

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to this Plan; nor shall any of the foregoing individuals or entities be liable to any Participant. Former Participant or Beneficiary in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely that of the Bank.

Section 3.3 Expenses.

Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Bank. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

Section 3.4 Unfunded Character of Plan.

The Plan shall be unfunded. Any liability of the Bank to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Bank. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Bank.

Section 3.5 Claims Procedure.

If any claim for benefits under the Plan is denied, in whole or in part, and a request for review is filed by the Participant or other person within sixty (60) days after receiving notice of such denial, the Committee shall review such request within sixty (60) days after receipt. The Committee shall conduct a full and fair review of the denial of claim for benefits under the Plan. The Participant or other person shall be notified in writing of the final decision of such full and fair review by the Committee, including the specific reasons for the decision and specific reference to the pertinent Plan provisions upon which the decision is based.

ARTICLE IV

AMENDMENT AND TERMINATION

Section 4.1 Amendment and Termination.

Subject to the provisions of Sections 4.2 or 4.3, the Board shall have the right to amend or terminate the Plan, in whole or in part.

Section 4.2 Preservation of Benefits on Amendment.

No amendment of this Plan shall reduce the vested and accrued benefits, if any, of a Participant, except to the extent that such a reduction would be permitted if such benefits were provided under the Retirement Plan, the 401(k) Plan, and the ESOP.

Section 4.3 Distribution of Benefits on Termination.

In the event of termination or partial termination of the Plan, the Bank shall pay to affected Participants or Beneficiaries the Benefits, if any, to which they are entitled under Section 2.2 as if such Participants’ Termination of Service had occurred on the date the Plan is terminated or partially terminated, but the Supplemental Retirement Benefits, if any, to which they are entitled under Section 2.1 shall continue to be payable as provided in Section 2.1.

ARTICLE V

TRUST

Section 5.1 Establishment of Trust.

Subject to Sections 3.4 and 6.6, the Bank may establish a trust to which assets may be transferred by the Bank in order to provide a portion or all of the benefits otherwise payable by the Bank under the Plan; provided, however, that the assets of such trust shall be subject to the claims of the creditors of the Bank in the event that it is determined that the Bank is insolvent or that grounds exist for the appointment of a conservator or receiver of the Bank. Any payments made to a Participant or Beneficiary from a trust established under this Section 5.1 shall offset payments which would otherwise be payable by the Bank in the absence of the establishment of such trust. The Bank may, in its discretion, fund any such trust with respect to some or all Participants or with respect to some or all of a Participant’s Benefits.

Section 5.2 Contributions to Trust.

If a trust is established in accordance with Section 5.1, the Bank shall make contributions to such trust in such amounts and at such times as specified by the Committee.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Governing Law.

Except to the extent preempted by federal law, the Plan shall be construed, administered, and enforced according to the laws of the State of New York without regard to conflicts of laws principles.

Section 6.2 No Right to Continued Employment.

Neither the establishment of the Plan nor any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Employee any right to a continuation of employment by the Bank. Subject to any employment contract, the Bank reserves the right to dismiss any Employee or otherwise deal with any Employee to the same extent as though the Plan had not been adopted.

Section 6.3 Construction of Language.

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall include the feminine and the neuter. Any reference to any Article or Section shall be to an Article or Section of this Plan, unless otherwise indicated.

Section 6.4 Non-alienation of Benefits.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities or torts. Should any Participant, Beneficiary or other person attempt to anticipate, alienate or assign his or her interest in or right to a benefit, or should any person claiming against him seek to subject such interest or right to legal or equitable process, all the interest or right of such Participant, Beneficiary or other person entitled to benefits under the Plan shall cease, and in that event, such interest or right shall be held or applied, at the direction of the Committee, for or to the benefit of such Participant, Beneficiary or other person or his or her spouse, children or other dependents in such manner and in such proportions as the Committee may deem proper.

Section 6.5 Operation as Unfunded Plan.

The Plan is intended to be (a) an unfunded, non-qualified excess benefit plan as contemplated by section 3(36) of ERISA for the purpose of providing benefits in excess of the limitations imposed by section 415 of the Code and (b) an unfunded, non-qualified benefit plan for the purpose of providing benefits to a select group of management or highly compensated individuals, such that the benefits payable hereunder shall not be taxable to recipients until paid. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of the Title I of ERISA. The Plan shall be administered and construed so as to effectuate these intentions.

IN WITNESS WHEREOF, the Bank has executed this Plan on the date set forth below.

PROVIDENT BANK

August 4, 2008	By:	/s/ Daniel G. Rothstein
Date